Exhibit 10.1

AMENDMENT

This Amendment (the “Amendment”) to the Promissory Note, dated April 26, 2023 (the “RC Note”), between RC Consulting Consortium Group LLC (“RC”) in favor of SCP Tourbillion Monaco and Novo Integrated Sciences Inc. (the “Company”) is made this 3rd day of June, 2024.

WHEREAS, it is in the best interest of all parties to facilitate this Amendment in connection with the RC Note.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1.	Amendment to the RC Note.

a.	The RC Note is hereby amended to DELETE in its entirety, Article I, Section 3 and contemporaneously herby amend to INSERT the following Article I, Section 3:

ARTICLE I. RANKING AND CERTAIN COVENANTS

3. Prepayment. At any time prior to the date that an Event of Default occurs under this Note, the Borrower shall have the right, exercisable on fifteen (15) calendar days prior written notice to the Holder of the Note, to prepay the outstanding Principal Amount and interest then due under this Note in accordance with this Section. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be fifteen (15) calendar days from the date of the Optional Prepayment Notice (the “Optional Prepayment Date”). On the Optional Prepayment Date, the Borrower shall make payment of the amounts designated below to or upon the order of the Holder as specified by the Holder in writing to the Borrower. If the Borrower exercises its right to prepay the Note in accordance with this Section 3, the Borrower shall make payment to the Holder of an amount in cash equal to the sum of: (w) 100% multiplied by the Principal Amount then outstanding plus (x) accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date.

If the Borrower delivers an Optional Prepayment Notice and fails to pay the applicable prepayment amount due to the Holder of the Note as provided in this Section, then the Borrower shall forever forfeit its right to prepay any part of the Note pursuant to this Section 3.

At any time after 12 months and no later than sixty (60) months from the commencement of the term and prior to an Event of default, if the Company’s publicly listed common stock close over $15 per share for a period of five (5) consecutive trading days, the Company may (upon its sole discretion), prepay up to 50% of the outstanding RC Note in restricted shares of the Company’s common stock, as prescribed under Rule 144, at a value equal to 15% greater than the average closing price of the Company’s common stock over the five (5) consecutive days above $15 per share.

In the event the Company elects to prepay any outstanding amount in restricted stock, upon the removal of the restriction RC (or its designates) will be limited to selling no more than one sixth the amount of shares available from the lifting of the Rule 144 restriction over a single 30-day period.

2.	No other terms, rights or provisions of the RC Note and related Transaction Documents are or should be considered to have been modified by the terms of this Amendment and each party retains all other rights, obligations, privileges and duties contained in the Transaction Documents and any other documents mutually agreed upon thereafter.

Signature Page Follows

Agreed, Accepted, and duly Authorized to sign, on this 3rd day of June, 2024.

NOVO INTEGRATED SCIENCES, INC.

By:	/s/ Robert Mattacchione	6/3/2024
Name:	Robert Mattacchione	Date
Title:	CEO

RC CONSULTING LLC

By:	/s/ Roland Coston	6/3/2024
Name:	Roland Coston	Date
Title:	Member, Authorized Signer

End of Signature Page